Exhibit 5.2

[Letterhead of Simpson Thacher and Bartlett LLP]

April 15, 2021

Essential Utilities, Inc.

762 W. Lancaster Avenue

Bryn Mawr, Pennsylvania 19010-3489

Ladies and Gentlemen:

We have acted as counsel to Essential Utilities, Inc. (formerly known as Aqua America Inc.), a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company from time to time of, among other securities, an indeterminate initial offering price of debt securities, which may be either senior (the “Senior Debt Securities”) or subordinated (the “Subordinated Debt Securities”) (collectively, the “Debt Securities”).

The Senior Debt Securities will be issued under the Indenture, dated as of April 23, 2019 (the “Base Senior Indenture”), between the Company and U.S. Bank N.A., as trustee (the “Senior Trustee”), as supplemented by the First Supplemental Indenture dated as of April 23, 2019 (the “First Supplemental Indenture” and together with the Base Senior Indenture, the “Senior Indenture”), between the Company and the Senior Trustee. The Subordinated Debt Securities will be issued under an indenture (the “Subordinated Indenture”) among the Company and such trustee as shall be named therein (the “Subordinated Trustee”). The Senior Indenture and the Subordinated Indenture are hereinafter referred to collectively as the “Indentures.”

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We have examined the Registration Statement; the Senior Indenture (including the form of Senior Debt Securities set forth therein); and the form of Subordinated Indenture (including the form of Subordinated Debt Securities set forth therein), each of which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed (i) that the Senior Indenture is the valid and legally binding obligation of the Senior Trustee, and (ii) that at the time of execution, authentication, issuance and delivery, as applicable, of the Subordinated Debt Securities, the Subordinated Indenture will be the valid and legally binding obligation of the Subordinated Trustee.

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In rendering the opinion set forth below, we have assumed further that, at the time of the execution, authentication, issuance and delivery, as applicable, of each of the Indentures and the Debt Securities, (1) the Company was or will be validly existing and in good standing under the law of the Commonwealth of Pennsylvania and each such Indenture was or will have been duly authorized, executed and delivered by the Company in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery and performance by the Company of each such Indenture and the Debt Securities did not or will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York, assuming there shall not have been any change in such law affecting the validity or enforceability of each such Indenture), and (3) the execution, delivery and performance, as applicable, by the Company of each such Indenture and the Debt Securities (a) did not or will not constitute a breach or default under any agreement or instrument which is binding upon the Company, and (b) will comply with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that with respect to the Debt Securities, assuming (a) the taking of all necessary corporate action by the Board of Directors of the Company or duly authorized officers of the Company (such Board of Directors or authorized officers being referred to herein as the “Company Authorizing Party”) to authorize and approve the issuance and terms of any Debt Securities and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Company Authorizing Party and otherwise in accordance with the provisions of such agreement and the Senior Indenture or the Subordinated Indenture, as applicable, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

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Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) Section 1.10 of the Base Senior Indenture, (B) Section 2.6 of the First Supplemental Indenture, and (C) Section 1.10 of the Subordinated Indenture, in each case relating to the separability of provisions of the Senior Indenture or the Subordinated Indenture, as applicable.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP